Exhibit 5.1

Reed Smith LLP

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New York, NY 10022-7650

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November 12, 2024

ProPhase Labs, Inc.
711 Stewart Ave., Suite 200 Garden City, NY 11530

Ladies and Gentlemen:

We have acted as counsel to ProPhase Labs, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of 4,795,500 shares (the “Shares”) of the Company’s common stock, par value $0.0005 (the “Common Stock”) and warrants (the “Representative’s Warrants”) to purchase up to 239,775 shares of Common Stock (the “Representative’s Warrant Shares”), issued to the representative of the underwriters (the “Representative”) pursuant to the underwriting agreement dated as of November 7, 2024, between the Company and ThinkEquity LLC as the representative of the several underwriters named therein.

In such capacity, we have reviewed copies of the registration statement on Form S-3 (File No. 333-260848) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on November 5, 2021 (such registration statement, including the documents incorporated therein, the “Registration Statement”), and the base prospectus dated November 12, 2021 forming a part of the Registration Statement with respect to the offering from time to time of the securities described therein with an aggregate initial offering price not to exceed $300,000,000, which was included as part of the Registration Statement at the time it became effective (the “Base Prospectus”) and the final prospectus supplement, dated November 8, 2024, relating to the offer and sale of the Shares, the Representative’s Warrants and underlying Representative’s Warrant Shares and, if applicable, the Pre-Funded Warrants in the form first filed by the Company pursuant to Rule 424(b) under the Securities Act with the Commission (the “Final Prospectus Supplement” and, the Base Prospectus, as amended and supplemented by the Final Prospectus Supplement, including the documents incorporated by reference therein, the “Prospectus”). This opinion letter is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5).

We have reviewed originals or copies of the Registration Statement, the Prospectus, the Underwriting Agreement, the Pre-Funded Warrant Agreement, the Representative’s Warrant Agreement, the certificate of incorporation and bylaws of the Company, as amended through the date hereof, certain resolutions of the Board of Directors of the Company, and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinion set forth below.

ProPhase Labs, Inc. November 12, 2024 Page 2

In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;

b.	the legal capacity of natural persons;

c.	the authenticity of all documents submitted to us as originals;

d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies;

e.	as to matters of fact, the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company; and

f.	with respect to the issuance of the Shares, the amount of valid consideration paid in respect of such Shares will equal or exceed the par value of such Shares.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the Shares have been duly authorized by all necessary corporate action on the part of the Company under the DGCL and, when issued and sold pursuant to the Underwriting Agreement, will be validly issued, fully paid and nonassessable, (ii) the Pre-Funded Warrants as described in the Prospectus have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware (the “DGCL”) and, when the Pre-Funded Warrants have been duly executed by the Company and delivered to and paid for by as contemplated by the Underwriting Agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, (iii) the Pre-Funded Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when issued and delivered by the Company against payment therefor in accordance with the terms of such Pre-Funded Warrants, will be duly authorized, validly issued, fully paid and non-assessable, (iv) the Representative’s Warrants as described in the Prospectus have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Representative’s Warrants have been duly executed by the Company and delivered to and paid for as contemplated by the Underwriting Agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (v) the Representative’s Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when issued and delivered by the Company against payment therefor in accordance with the terms of such Representative’s Warrants, will be duly authorized, validly issued, fully paid and non-assessable .

Our opinion is limited to the DGCL, and we do not express any opinion herein concerning any other law. This opinion letter speaks only as of its date.

ProPhase Labs, Inc. November 12, 2024 Page 3

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Reed Smith
REED SMITH LLP